UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 2, 2010

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 2, 2010, the Company entered into a Letter of Credit and Reimbursement Agreement (“LC Agreement”) with financial institutions for which JPMorgan Chase Bank, N.A. is the administrative agent, under which the financial institutions are committed to issue a total of up to $150 million of letters of credit (which may be increased to $200 million, although there currently are no commitments for the additional $50 million). When the Company entered into the LC Agreement, the Company terminated its cash-collateralized letter of credit agreements with two banks with a capacity totaling $225 million, giving the Company access to cash previously restricted to collateralize outstanding letters of credit under the agreements.

Under the LC Agreement, the Company has customary obligations to reimburse the financial institutions for any sums that are drawn against the letters of credit. The LC Agreement will terminate on November 2, 2013, and the financial institutions may terminate it before that date if the Company fails to fulfill its obligations under the LC Agreement or if it fails to meet specified balance sheet requirements.

The Company’s obligations under the LC Agreement will be guaranteed by all of the Company’s wholly-owned subsidiaries, other than its mortgage banking subsidiaries, its subsidiaries that are involved in owning, financing or managing distressed real estate asset investments, subsidiaries that have net worths less than or equal to $10 million each and any subsidiaries that are prohibited by contract or law from guaranteeing those obligations.

The subsidiaries’ guarantees of the Company’s obligations under the LC Agreement activated those subsidiaries’ guarantees of notes issued by the Company that at August 31, 2010 had a total outstanding principal balance of $2.4 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2010	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

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